EXHIBIT 99.1

FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
MSA Media Contact: Mark Deasy +1 (412) 559-8154
MSA Investor Relations Contact: Chris Hepler +1 (412) 225-3717

MSA Safety Names Lee McChesney Senior Vice President and Chief Financial Officer

PITTSBURGH, October 17, 2022 – MSA Safety (NYSE: MSA), the global leader in the development and manufacture of safety products that help protect people and facility infrastructures, today announced that Lee McChesney has been named Senior Vice President and Chief Financial Officer. Mr. McChesney previously served as Vice President, Corporate Finance and Chief Financial Officer for Stanley Black & Decker’s $12.8 billion operating unit, Global Tools and Storage.
“We are delighted to have Lee join our executive leadership team,” said Nish Vartanian, MSA Safety Chairman, President and Chief Executive Officer. “Lee is a proven CFO with a track record of delivering exceptional results and creating value,” Mr. Vartanian said. “Coming from a Fortune 500 industrial manufacturing company that serves a number of markets common to MSA, I’m confident Lee will help strengthen our organization with his 20-plus years of financial leadership experience in guiding a large, growth-focused enterprise,” Mr. Vartanian said.
Mr. McChesney joined The Stanley Works in 1999. Initially, he served in several finance and business leadership roles including business unit Chief Financial Officer, Corporate Financial Planning & Analysis Director and deploying the Stanley Fulfillment System. Over his career, Mr. McChesney has helped guide more than 40 acquisitions and integrations. He also served as the finance integration leader for The Stanley Works and Black & Decker merger in 2010.
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Following the merger, Mr. McChesney was named Chief Financial Officer for Global Tools & Storage, a business that more than doubled in size through the decade. In 2016, Mr. McChesney was named President, Hand Tools, Accessories and Storage, a $4 billion business that included the successful integration of Craftsman and Newell Tools. In 2019, Mr. McChesney was appointed CFO for Global Tools and Storage and Corporate FP&A, and in 2021 assumed additional responsibility for Corporate Tax and Treasury.
Mr. McChesney also helped launch one of Stanley Black & Decker’s largest innovation showcases for its Craftsman brand following its acquisition. The comprehensive program represented more than $500 million of incremental innovation at improved margin levels. “In addition to his operations and financial background, Lee understands the importance of innovation and how to best leverage it,” Mr. Vartanian said. “As we think about innovation at MSA, including our Connected Technology platforms and our recently launched MSA+ subscription service, I know Lee will bring to our team valuable insights on how we can best utilize those assets to drive greater value and market leadership.”
In his role with MSA, Mr. McChesney succeeds interim CFO Jonathan Buck, who will resume his responsibilities as Chief Accounting Officer.
Mr. McChesney holds a bachelor’s degree in finance from the University of Connecticut. He also earned an MBA from the University of Massachusetts. In addition to his professional responsibilities, Mr. McChesney is actively involved with Junior Achievement of Central Maryland, serving on its board and as a member of its executive committee. He also serves on the Dean’s Advisory Cabinet for the University of Connecticut School of Business.
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About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2021 revenues of $1.4 billion, MSA employs approximately 4,800 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

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